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                                                                   EXHIBIT 10.34


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement"), dated as of September 11, 2001 is entered into by and between iNTELEFILM CORPORATION, a Minnesota corporation (the "Company"); and WebADTV, Inc. a Minnesota corporation (the "Subsidiary"); and Mark A. Cohn ("Employee").

         In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

         1. Employment, Term and Duties.

            1.1 Employment. Upon the terms and subject to the conditions contained herein, Company and Subsidiary hereby employ Employee as the Chairman, President and Chief Executive Officer of the Company and Subsidiary and Employee hereby accepts such employment commencing on the Effective Date. On the Effective Date, Employee shall be elected to the Company's and Subsidiary's Boards of Directors and shall remain on the Company and Subsidiary's Boards of Directors throughout the Employment Term as defined in Section 1.2.

            1.2 Employment Term. The employment term shall commence on the Effective Date and shall continue thereafter for a period of Three (3)Years, subject to earlier termination or additional extension as provided herein. The term Year shall be defined as any period commencing on the Effective Date and ending on each anniversary of such Effective Date. The period during which this Agreement is in effect is herein referred to as the "Employment Term". Termination of this Agreement and Employee's services under this Agreement shall terminate all obligations of the parties hereunder, except that (i) Employee shall be entitled to Employee's then accrued rights pursuant to this Agreement, including the severance rights under Sections 5.3 and 5.4, if applicable and
(ii) Employee shall continue to be bound by the provisions of Article 4 hereof.

            1.3 Effective Date/Public Announcement. The effective date ("Effective Date") of this Agreement shall be the earlier of (i) the date the Company completes a bridge financing transaction in the amount of not less than $1,500,000 (the "Bridge Financing") or (ii) the date that Employee waives such condition in writing. In the event the Bridge Financing has not been completed by October 15, 2001, Employee may elect to terminate this Agreement by giving written notice to the Company and, in the event of such termination, Employee shall not be entitled to the stock options described in Section 2.3 which shall also terminate and no part thereof shall be exercisable if such termination occurs. On the date hereof, Employee will be elected as the non-executive Chairman of the Board of Directors of the Company and the Subsidiary but shall not be an employee until the Effective Date.

         1.4 Duties and Responsibilities.

            (a) In General. Employee shall render all services usually and customarily rendered by and reasonably required of executives similarly employed in a like position in the television commercial production and digital asset management services industries, including but not limited to, overseeing and administering all aspects of the Company's operating subsidiaries and the Subsidiary. Employee shall render all such services in



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accordance with such written policies of Company and Subsidiary as may be in effect from time to time, subject at all times to the reasonable directives, direction and control of the board of directors.

            (b) Exclusivity. During the Employment Term, Employee shall devote his best efforts and work time to advance the interests of the Company and Subsidiary, and Employee's services shall be rendered exclusively to Company and Subsidiary hereunder, except for services required to be provided by Employee to Provell, Inc. pursuant to the separation agreement dated February 26, 2001 between Employee and Provell, Inc. (formerly Damark International, Inc. provided such services do not interfere with Employee's duties to the Company and Subsidiary). During the Employment Term and for a period of six (6) months following employment in accordance with Article 4 herein, Employee shall not (i) compete with Company and Subsidiary in the conduct of its business, or (ii) engage or participate, directly or indirectly, in any business or businesses substantially similar to the business as conducted by Company and Subsidiary as of the date of this Agreement or as may thereafter be conducted by Company and Subsidiary at any time during the Employment Term, nor shall Employee become financially interested in or associated with, directly or indirectly, any other person or entity engaged in television commercial production and digital asset management services.

            1.5 Location of Services. Employee shall render the services hereunder primarily at Company and Subsidiary's offices currently located at Crosstown Corporate Center, 6385 Old Shady Oak Road, Suite 290, Eden Prairie, Minnesota 55344. Employee also acknowledges and agrees that he may, from time to time, be required to travel as the Company and Subsidiary may reasonably determine. However, Employee shall not be transferred to a primary location outside of Minnesota without his prior consent.

         2. Compensation, Benefits and Expenses.

            2.1 Base Salary. During the Employment Term, Company and Subsidiary shall jointly pay, and Employee shall be entitled to receive from Company and Subsidiary, an annual gross base salary equal to $200,000 ("Salary"), payable two times a month, on the 15th and the last day of the month. Company and Subsidiary shall make all deductions, withholdings and/or payments that are required by law from the gross sums payable to Employee pursuant to the provisions of this Article.

            2.2 Additional Compensation. As additional compensation (the "Additional Compensation"), Employee shall be entitled to receive a cash bonus(es) at the discretion of the board of directors based upon performance benchmarks to be mutually agreed upon using EBITDA of up to 50% of his annual gross base salary. In the event the Employee's employment is terminated during the Year, Employee shall be paid his Additional Compensation for the year in which the termination occurred, if applicable, within 60 days following the end of the year during which termination occurred and shall be based on a pro-rata share of the number of months worked in the Year.


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         2.3 Stock Options.

               (a) Option Grants. The Company will grant Employee an option to purchase 1,000,000 shares of its common stock, as provided in the attached Exhibit A. Subsidiary will grant to Employee an option to purchase 9,742,000 shares of its common stock (subject to adjustment for the Bridge Financing as provided therein) in accordance with the terms of Exhibit B attached hereto and incorporated herein by reference.

               (b) Vesting of Option. The Options referenced in Section 2.3(a) above shall vest in accordance with the respective Stock Option Agreements attached hereto as Exhibits A and B.

            2.4 Vacation. Employee shall be entitled to a paid vacation as set forth in the employee handbook. Vacations will be taken with due consideration to the services required of Employee and the requirements of the Company.

            2.5 Travel Expenses. Company and Subsidiary shall reimburse Employee for reasonable and approved airfare travel expenses incurred and paid by him in traveling on behalf of Company and Subsidiary; but in no event shall the Company or Subsidiary be required to reimburse Employee for airfare expenses greater than coach class.

            2.6 Business Expenses. Company and/or Subsidiary shall reimburse Employee for all approved ordinary and necessary business expenses incurred and paid by him in the course of the performance of his duties pursuant to this Agreement, and subject to Company's and Subsidiary's requirements with respect to the manner of reporting such expenses.

            2.7 Employee Benefits. Employee shall be eligible to participate in the benefit plans available to executive officers of Company and/or Subsidiary, which shall be made available by the Company and Subsidiary or one of its affiliates.

            2.8 Board Membership. Employee shall be entitled to board membership on the board of directors of iNTELEFILM Corporation and WebADTV, Inc.

         3. Representations and Warranties of Employee.

            3.1 Representations and Warranties. Employee represents and warrants that Employee has the full right, power, authority, and capacity, and is free, without restriction, to enter into and perform this Agreement and Employee shall materially perform each and all of the material terms and obligations of this Agreement to be performed by Employee; that by entering into this Agreement and performing the services to be performed by Employee hereunder, Employee will not knowingly violate or interfere with the rights of any other person or entity, and that Employee is not subject to any contract, understanding or obligation including but not limited to non-compete and termination agreements which will or might prevent, interfere with or impair the full performance by Employee of these obligations under this Agreement.

         4. Confidentiality and Non-Solicitation.


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            4.1 Covenant Not to Disclose. Other than as required to perform his duties in accordance with this Agreement and for purposes of furthering the business of Company or Subsidiary, Employee shall not use or cause to be used any customer lists, trade secrets or any other confidential business information obtained by him as a result of his employment or relationship to Company, Subsidiary or any affiliate of Company or Subsidiary. Employee acknowledges the interest of Company and Subsidiary in maintaining the confidentiality of information related to its business and, other than as required to perform his duties, shall not at any time during the Employment Term or thereafter, directly or indirectly, use or cause to be used, reveal or cause to be revealed to any person or entity the trade secrets, customer lists or other confidential business information obtained by him as a result of his employment or relationship with Company and/or Subsidiary or any affiliate of Company and/or Subsidiary, except when authorized in writing to do so by the Board of Directors of Company and/or Subsidiary; provided, however, that the parties acknowledge that it is not the intent of this Section 4.1 to include within its subject matter (i) information that the Employee is required by law or the legal process to divulge, or (ii) information which is in the public domain.

            4.2 Covenant to Deliver Records And Company Property. During Employee's employment by Company and Subsidiary, Employee will hold as Company's and Subsidiary's property all memoranda, books, papers, letters, price lists, contracts, agreements and the like, and all copies thereof, in any way relating to the business operations of Company and Subsidiary regardless of how maintained or created, whether made by Employee or coming into Employee's possession. Upon termination of Employee's employment or on demand at any time prior thereto, Employee shall deliver the same to Company and Subsidiary without retaining any copies thereof. Employee will also return all Company and/or Subsidiary property then in his possession, including but not limited to, credit cards, pass words, equipment and keys.

            4.3 Non-solicitation and Non-Competition.

               (a) Employee agrees that he will not, during the Employment Term and for six (6) months thereafter (the "Post-Termination Period"), directly or indirectly through the actions of any other person or entity, whether for his own benefit or the benefit of any third party, solicit, divert, or take away, or attempt to solicit, divert or take away, any individual who either renders services of a non clerical nature (including, but not limited to, producers, directors and sales representatives), or advise, induce or attempt to advise to induce any such individual to either terminate or curtail his/her employment or service relationship with Company and/or Subsidiary or to enter into an employment or service relationship with any person or entity that is a competitor of Company and/or Subsidiary.

               (b) Employee agrees that he will not, during the Employment Term and at any time thereafter, directly or indirectly through the actions of any person or entity, whether for his own benefit or for that of another person or entity, take any action, or advise or assist any person or entity to take any action, that would impair the goodwill of the business of the Company and/or Subsidiary, including, but not limited to, actions that would interfere with or damage the Company's and/or Subsidiary's business relationships with its employees, lenders, creditors, clients and others with whom it does business.


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               (c) Employee will not, during the Employment Term or the
Post-Termination Period, undertake the planning or organization of a business that is or is intended to be competitive with the business of the Company and/or Subsidiary or otherwise directly or indirectly compete with the Company and/or Subsidiary or render services or assistance to any person or entity that is competing or intends to compete with the Company and/or Subsidiary.

            4.4 Injunctive Relief. Employee agrees that a monetary remedy for a breach of this Article 4 of this Agreement will be inadequate, and will be impracticable and extremely difficult to prove, and further agrees that such a breach would cause the Company and/or Subsidiary irreparable injury and damages. Therefore, without in any way limiting Company's and/or Subsidiary's other rights and remedies, the Company and/or Subsidiary shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. Employee agrees that the Company is entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting a bond or making any undertaking in connection therewith. Any such requirement of a bond or undertaking is hereby waived by Employee, and Employee acknowledges that in the absence of such a waiver of a bond or undertaking which might otherwise be required by the court.

         5. Termination.

            5.1 Right to Terminate. The Company or Subsidiary may terminate Employee's employment at anytime upon 90 days written notice to Employee. Employee may terminate Employee' employment at anytime upon 120 days written notice to the Company and Subsidiary and Company and Subsidiary shall have the option to accelerate the notice upon accepting Employee's resignation.

            5.2 Severance upon Termination for Cause or Without Good Reason. In the event the Company or Subsidiary terminates Employee's employment for "Cause" as defined below or Employee voluntarily terminates his employment with the Company or Subsidiary without "Good Reason" as defined below, Employee shall be paid through the notice period as modified, in accordance with Section 5.1 above, if applicable and Employee shall be entitled to his then accrued rights under the Agreement.

            5.3 Severance upon Termination without Cause or for Good Reason prior to Change of Control. In the event, prior to a "Change of Control" as defined below, the Company or Subsidiary terminates Employee's employment without Cause or Employee terminates Employee's employment for Good Reason whether such termination occurs during the Employment Term or thereafter, Employee shall be entitled to the following severance on condition that Employee signs and does not rescind a Settlement Agreement and Release substantially in the form of Exhibit C, attached to this Agreement:

               (a) Base Salary. The Company and Subsidiary shall pay the Employee the Employee's Base Salary for one (1) year or the balance of the Employment Term from the date of termination (the "Termination Date"), as if such termination had not occurred, whichever is longer (the "Severance Period") and in accordance with the Company's and Subsidiary's normal salary payment practices. In the event a Change of Control occurs during the Severance Period, the amount payable under this Section 5.3(a) during the remaining portion


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of the Severance Period shall be paid in a lump sum within five days following the date on which the Change of Control occurred.

               (b) Disability, Life Insurance and Medical/Dental Coverage; No Pay for Vacation or Sick Leave During Severance Period. The Company and Subsidiary, shall continue the disability, life insurance and medical/dental coverage provided to the Employee on the same basis provided to executive officers of the Company and Subsidiary but no less favorable than as provided immediately prior to the Termination Date. Such coverage shall be provided through the earlier of the Severance Period or the date on which the Employee obtains comparable coverage provided by a new employer. If and to the extent additional benefits are available, the Employee has the right to continue health and life insurance benefits under COBRA laws in effect on the Termination Date. The Employee shall not be deemed to have and shall not be paid for any accrued and unused vacation or sick leave during the Severance Period.

               (c) Stock Options. The Employee's rights and the Company's and Subsidiary's obligations with respect to stock options described in Section 2.3 shall become immediately vested and shall be exercisable during the balance of the term of such options.

               (d) Withholding. Notwithstanding anything to the contrary herein, the Company and Subsidiary shall withhold from all severance benefits payable hereunder the sum of federal, state and local taxes and other amounts which the Company and Subsidiary is required by law.

               (e) Reimbursement of Business Expenses. The Company and Subsidiary will reimburse the Employee for all business expenses incurred prior to the Termination Date at the time and in the manner consistent with Company and Subsidiary policy.

         5.4 Severance upon Termination without Cause or for Good Reason after a Change of Control. In the event the Company or Subsidiary terminates Employee's employment without Cause or Employee terminates Employee's employment for Good Reason following a Change of Control whether such termination occurs during the Employment Term or thereafter, Employee shall be entitled to the severance set forth in Section 5.3 above except that the amounts payable under Section 5.3(a) shall be paid in a lump sum within five days after the Termination Date.

         5.5 Definitions.

            (a) Cause. For purposes of this Agreement, termination by the Company for "Cause" shall consist of any one or more of the following:

               (i) The intentional conduct, errors, or omissions by the Employee that have the possible likelihood or effect of causing substantial financial harm or damage to the reputation of the Company and/or Subsidiary; (ii) the intentional violation by the Employee of any law, statute, ordinance, regulation or a Company and/or Subsidiary policy which applies to the conduct of the business of the Company and/or Subsidiary that has the possible likelihood or effect of causing substantial harm or damage to reputation of the Company or Subsidiary; (iii) any act of Employee involving the embezzlement of funds or other misappropriation of the assets of the Company and/or Subsidiary, moral turpitude, any


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conviction in a court of law or pleading of guilty or no contest by Employee to a felony or any criminal activity involving dishonesty or fraud; (iv) the dishonesty, disloyalty, misfeasance or malfeasance of the Employee having the possible or actual effect of causing a material loss of or damage to the properties, business, name or reputation of the Company and/or Subsidiary; (v) the failure or refusal by the Employee to perform clear and substantial duties as established by the board of directors of the Company and/or Subsidiary; (vi) the breach by the Employee of the restrictive covenants in Section 4 against competition, usurpation of corporate opportunities or disclosure of confidential information; (vii) the illegal use by the Employee of any controlled substance, or violation of Company and/or Subsidiary policy on drugs and alcohol, while on the job or on Company/Subsidiary-controlled premises regardless of whether such use may be reasonably expected to have a material, perceptible or visible detrimental affect on his performance of duties hereunder; (viii) the material failure by the Employee to execute the duties of President, Chief Executive Officer and Chairman as set forth in Section 1.3 after reasonably detailed notice of such failure and a reasonable period of time to cure such failure, if a cure is feasible; (ix) the failure by the Employee to meet the standards set forth in Section 1.3 after reasonably detailed notice of such failure and a reasonable period of time to cure such failure, if a cure is feasible; (x) the dishonesty or other breach of the duty of loyalty by the Employee affecting the Company and/or Subsidiary or any customer, vendor, or another employee of the Company and/or Subsidiary; (xi) the Employee commits any other act of misconduct which would permit discharge of the Employee under disciplinary guidelines contained in the employee handbook; and (xii) the violation of the Company's and/or Subsidiary's policy on sexual harassment.

            (b) Good Reason. "Good Reason" means termination by the Employee in the event that (i) the Employee is not at all times duly elected to the positions of the Chairman, President and Chief Executive Officer of the Company and/or Subsidiary (with such changes as the Employee may agree to in writing) or a member of the Company's and/or Subsidiary's Board of Directors; (ii) there is any material reduction in the scope of the Employee's authority and responsibility; (iii) there is a reduction in the Employee's then Salary, a material reduction in the amount of Annual Bonus for which the Employee is eligible except where such reduction is reasonably attributed to the result of a decline in Employee's performance, an amendment to any stock options or any employee retirement plan applicable to the Employee which is materially adverse to the Employee, or a material reduction in the other benefits to which the Employee is entitled to which Employee has not agreed in writing; (iv) the Company and/or Subsidiary requires the Employee's principal place of employment to be anywhere other than the Company's and/or Subsidiary's principal executive offices wherever they then be located within the Minneapolis/St. Paul metropolitan area, or there is a relocation of the Company's and Subsidiary's principal executive offices outside of Minneapolis/St. Paul, Minnesota metropolitan area; (v) the Company and/or Subsidiary otherwise substantially fail to perform their obligations under this Agreement; (vi) a Change of Control has occurred and either (x) the Employee dies or becomes permanently disabled (as determined by reference to the Company's long-term disability plan) prior to the first anniversary of the Change of Control or (y) the Employee elects to terminate employment with the Company regardless of the reason therefore by giving the Company written notice thereof within the 60-day period immediately following the first anniversary of the Change of Control, regardless of the reason therefore, or (vii) the Company fails to obtain the agreement of a successor referred by Section 7.11 hereof


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prior to the effectiveness of any succession (unless the opinion described in
Section 7.11 hereof is rendered to the Employee).

                  (c) Change of Control. A Change of Control shall mean:

                  (i) the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than Optionee, the Company and/or Subsidiary as determined immediately prior to that date) of beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of a majority of the total combined voting power of all classes of Stock of the Company and/or of all classes of the capital stock of Subsidiary, having the right under ordinary circumstances to vote at an election of the Board, if such person or group deemed a person prior to such acquisition was not a beneficial owner of at least five percent (5%) of such total combined voting power of the Company and/or Subsidiary;

                  (ii) the date of approval by the stockholders of the Company and/or Subsidiary of an agreement providing for the merger or consolidation of the Company and/or Subsidiary with another corporation or other entity where (x) the respective stockholders of the Company and/or Subsidiary immediately prior to such merger or consolidation would not beneficially own with respect to their Stock and/or Subsidiary Stock following such merger or consolidation shares entitling such stockholders to a majority of all votes (without consolidation of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the surviving corporation would be entitled in the election of directors, or (y) where the members of the board, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, constitute a majority of the board of directors of the surviving corporation; provided that, in the event a Change of Control under this clause (ii) occurs with respect to the Subsidiary but not the Company and Employee continues in the employment of the Company after such Change of Control, a Change of Control shall not be deemed to have occurred; or

                  (iii) the sale of all or substantially all of the assets of the Company (excluding the sale of the production companies) and/or Subsidiary.

         6. Results and Proceeds. Employee acknowledges that the relationship between the parties hereto is exclusively that of employer and Employee, and that Company's and Subsidiary's obligations to Employee are exclusively contractual in nature. All work performed by Employee shall be done on a "work for hire" basis. Company and Subsidiary shall be the sole owner of all results and proceeds of Employee's services hereunder, including but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other intellectual properties which Employee may create during the Employment Term, free and clear of any claims by Employee (or anyone claiming under Employee) of any kind or character whatsoever other than Employee's right to compensation hereunder. Employee shall, at the request of Company and Subsidiary, promptly execute such assignments, certificates or other instruments as Company and Subsidiary may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend


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its right, title and interest in or to any such properties or product including but not limited to trade marks, trade names, copyrights and patents.

         7. Miscellaneous.

            7.1 Notices. Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given when received, addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this section 7.1):

                        (a)         If to Company and Subsidiary:

                                    iNTELEFILM CORPORATION
                                    Crosstown Corporate Center
                                    6385 Old Shady Oak Road, Suite 290
                                    Eden Prairie, Minnesota 55344
                                    Attention: Christopher T. Dahl
                                    Telecopier: (952) 925-8888

                                    With copy to:

                                    Judite P. Fluger, Esq.
                                    iNTELEFILM Corporation
                                    Crosstown Corporate Center
                                    6385 Old Shady Oak Road
                                    Eden Prairie, Minnesota 55344
                                    Fax: (952) 925-8875

                        (b)         If to Employee

                                    Mark A. Cohn
                                    20400 Lakeview Avenue
                                    Deephaven, MN

                                    With copy to:

                                    Bruce J. Parker
                                    Kaplan, Strangis and Kaplan, P.A.
                                    5500 Wells Fargo Center
                                    90 South Seventh Street
                                    Minneapolis, MN 55402

or to such other addresses as may be set forth in a written notice given by either party to the other party in the manner described in this section.

            7.2 Heading. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.


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            7.3 Severability. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision or provisions shall not as a result thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceable provision shall be deemed as though it had never been contained herein and there shall be deemed substituted, such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

            7.4 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. Any amendment to this Agreement shall not be effective unless it is in writing and signed by both parties.

            7.5 Non-Assignability. The obligations of Employee hereunder are personal and may not be assigned or transferred in any manner whatsoever. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators and executors.

            7.6 Third Party Beneficiaries. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

            7.7 No Waiver. The failure of Company at any time to require Employee's performance of any provision hereof shall not affect its right thereafter to enforce the same, nor shall the waiver by Company of any breach of any provision hereof be construed to be a waiver of any succeeding breach of any such provision, or as a waiver of the provision itself.

            7.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

            7.9 Arbitration. In the event of a dispute between the Company and the Employee hereunder, including any dispute relating to the terms and conditions of the Stock Options described in Section 2.3, it is the intention of the parties that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides. Accordingly, any claim or dispute relating to the entitlement of the Employee to benefits hereunder or the amount thereof, shall be resolved by binding private arbitration before three arbitrators. Either party may request arbitration by written notice to the other party. Within 30 days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator. In the event the two arbitrators cannot agree upon the third arbitrator within 10 days after their appointment, then the neutral arbitrator shall be appointed by the Chief Judge of Hennepin County (Minnesota) District Court. Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances. The arbitration panel shall have the power to enter any


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relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances. Any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within 10 days of the award.

            7.10 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Employee, such obligations have been assumed by the successor as a matter of law. The Employee's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Employee's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

            7.11 No Obligation to Mitigate Damages. In the event the Employee becomes eligible to receive compensation or benefits subsequent to the termination of the Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment in an effort to mitigate damages. To the extent the Employee shall accept other employment after the Employee's termination of employment, the compensation and benefits received from such employment shall not reduce the compensation and benefits otherwise due under this Agreement, except as provided in Section 5.3(c) above.

            7.12 Expenses of Prosecution/Defense of Claim. During the pendency of a dispute between the Company or Subsidiary and the Employee relating to the Employee's employment or the terms or performance of this Agreement, or the terms or provisions of Stock Options described in Section 2.3, the Company or Subsidiary shall promptly pay the Employee's reasonable expenses of representation upon delivery of periodic billings for same, provided that (i) Employee (or a person claiming on the Employee's behalf) shall promptly repay all amounts paid hereunder at the conclusion of the dispute if the resolution thereof includes a finding that the Employee did not act in good faith in the matter in dispute or in the dispute proceeding itself, (ii) no claim for expenses of representation shall be submitted by the Employee or any person acting on the Employee's behalf unless made in writing to the Board of Directors within one year of the performance of the services for which such claim is made; and (iii) the Company, Subsidiary and the Employee agree that in all events the prevailing party in any proceeding which resolves such dispute shall be awarded its reasonable attorney's fees, costs and expenses therein, less amounts previously paid or reimbursed by the non-prevailing party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as the day and year first above written.

                                  INTELEFILM CORPORATION


                                  By:    /s/ Christopher T. Dahl
                                     -------------------------------------------


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



                                  Its:  Chairman Emeritus
                                     -------------------------------------------


                                  WEBADTV, INC.


                                  By:    /s/ Christopher T. Dahl
                                     -------------------------------------------

                                  Its:  Chairman Emeritus
                                     -------------------------------------------


                                  /s/ Mark A. Cohn
                                  ----------------------------------------------
                                  Mark A. Cohn

                                    EXHIBIT C

                              FORM OF CONFIDENTIAL

                        SEPARATION AGREEMENT AND RELEASE

         This Separation Agreement and Release ("Agreement") is entered into by and between ______________, a Minnesota Corporation ("Company"), and ____________ ("Employee").

                                    RECITALS

         Employee has been employed by the Company pursuant to a written employment agreement (the "Employment Agreement") which provides for certain severance benefits (the "Severance Benefits"). The purpose of this Agreement is to set forth the terms and conditions under which Employee and the Company agree to end their employment relationship.

                                    AGREEMENT

         In consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Separation. Employee's position as an employee of the Company shall hereby end effective as of the close of business on the Termination Date as defined in the Employment Agreement which is _______________.

2. Final Wages. Employee shall receive a final payroll earnings check, which fully compensates Employee through the Termination Date, and which includes full payment of Employee's accrued but unused Paid Time Off (PTO). It is agreed that such payment shall be made by Company to Employee in accordance with the Company's normal payroll procedures. The Company shall deduct from the foregoing customary withholdings, including FICA and Federal and State income tax. Employee acknowledges and agrees that Employee is not entitled to or owed any additional compensation from the Company, except as may be specified herein.

3. Company Sponsored Benefit Plans. Commencing at the end of the Severance Period as defined in the Employment Agreement, Employee may elect to continue to participate in the group health and dental insurance and life insurance programs, as allowed by law and the terms of those benefit plans. A COBRA/continuation notice more specifically advising Employee of Employee's rights will be timely forwarded to Employee. Employee's participation and interest in any Company-sponsored 401(k) plan shall be governed by the terms of such plans. Employee's disability insurance, if any, will be cancelled as of the end of the Severance Period. The parties agree that the extension of benefits provided for by this Agreement is not intended to and does not create a retiree health plan covering any other employees.

4. Separation Payment. Employee's Severance Benefits are not being made pursuant to the terms of any plan or program maintained by the Company. Employee understands that this separation compensation is effective and will be paid only if Employee signs this Agreement



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


within 21 days after initially receiving it and does not rescind within the fifteen (15) day period described in paragraph 11. Accordingly, payment will not be made until the 15-day period has expired without Employee's rescission.

5. Consideration. Employee specifically acknowledges and agrees that the separation payments and benefits set forth in the Employment Agreement constitutes full and adequate consideration for this Agreement and that, if Employee does not sign this Agreement, rescinds pursuant to paragraph 11, or breaches any of Employee's obligations contained in this Agreement at any time, the Company shall have no obligation to provide this consideration.

6. Release. In exchange for the consideration stated and acknowledged herein, Employee, including anyone who has or obtains any legal rights or claims through or from Employee, hereby unconditionally releases and discharges the Company, its affiliates and related entities, predecessors, successors, any Company pension, welfare or other employee benefit plan, and all of the foregoing entities' owners, officers, directors, shareholders, partners, employees, agents, consultants, representatives, attorneys, trustees, administrators, and any entity affiliated with any of the foregoing, from any and all past or present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature, whether for compensatory or punitive damages, and whether based in tort, contract, or other theory of recovery (collectively the "Claims" and individually a "Claim"), including but not limited to any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), each as may have been amended, or any state or local discrimination law including the Minnesota Human Rights Act, and those based on wrongful discharge, breach of an implied or express contract, promissory estoppel, emotional distress, defamation, misrepresentation, fraud, public policy, common law, good faith and fair dealing, negligence, invasion of privacy, or any other Claim that Employee now has or that may hereafter arise out of the relationship between the parties to date, including the termination of Employee's employment, whether known or unknown, foreseen or unforeseen, at the time of executing this Agreement; provided, however, Employee is not waiving and the Company acknowledges and agrees that Employee retains any and all rights of indemnification in favor of Employee by the Company, its affiliates and related entities for Employee's service as an officer, director employee thereof, whether by law or contract. Employee states and represents that Employee has not and agrees to not institute any lawsuit against or otherwise sue the Company or any of those named in this paragraph based on any Claim relating in any way to Employee's relationship with the Company up to the time of executing this Agreement. In the event that any such Claim or action has been or is asserted by Employee or anyone acting directly or indirectly on Employee's behalf, Employee agrees that this release shall act as a total and complete bar to any recovery or relief by Employee. The foregoing release shall not apply to and shall not affect the parties' right to enforce, or challenge the enforceability of, the terms of this Agreement, to seek remedy for breach of this Agreement, nor to subsequently assert any Claim arising from acts occurring after the effective date of this release, including enforcement of the severance provisions of the Employment Agreement.

7. Return of Property. Employee agrees to return promptly all files, documents, manuals or property of any kind in Employee's possession or control relating to, or constituting the property of, the Company, its affiliates or customers including, but not limited to, all office keys, keys to Company vehicles, credit cards, security cards, office equipment, cellular phones, computer hardware, software products, agreements or Company products or prototypes. Employee acknowledges that this obligation is continuing and agrees to promptly return to the Company any subsequently discovered property as described above. Employee further agrees to make Employee's personal computer available to Company upon its reasonable request for review of information, data, records and files stored therein, and to allow Company to retrieve or destroy, at Company's discretion, any and all such information, data, records or files constituting the property of Company. Employee agrees to repay to the Company the amount, if any, of any permanent or temporary compensation advances paid to Employee and the balance, if any, owing by Employee on any credit cards for which the Company is a guarantor.

8. Non-Disparagement. Employee agrees not to make any negative or disparaging remarks or comments about the Company, its affiliated or related companies, or any of the foregoing entities' directors, officers, employees or products and Company agrees not to make any negative or disparaging remarks or comments about Employee. Notwithstanding the foregoing, each of the parties is entitled to accurately describe their past relationships and the events leading up to and surrounding the execution of this Agreement to potential employers, partners or affiliates of Employee or potential partners or affiliates of Company.

9. Cooperation. Employee agrees to be reasonably available for consultation with and assistance to Company representatives with respect to matters and issues within Employee's job responsibilities or knowledge during Employee's employment by the Company; provided that such consultation and assistance shall not require travel by Employee and shall not interfere with any other employment, consulting or business arrangements of Employee.

10. Consideration of Agreement. Employee may consider this Agreement prior to signing for up to 21 days from the date Employee receives it. Employee understands, however, that Employee is free to sign and return this Agreement at any time within the 21-day period. The parties agree that any changes in this Agreement made prior to signing whether material or not do not restart the 21-day period for consideration.

11. Rescission. Employee may rescind and revoke this Agreement for any reason within fifteen (15) calendar days after signing it. To be effective, the rescission or revocation must be in writing and hand-delivered or mailed to the Company at _______________________________, Attn: _______________, within the
15-day period. If mailed, the rescission or revocation must be (a) postmarked within the 15-day period, (b) properly addressed as set forth in the preceding sentence, and (c) sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to the _______________ within the 15-day period. This revocation period shall include, and not be in addition to, the seven (7) day revocation period under the Age Discrimination in Employment Act. Should Employee choose to rescind this Agreement, all terms hereof are canceled and thereby ineffective.

12. Non-Admission. The Company, and all those named in paragraph 6 above, expressly deny any and all liability to Employee and the parties agree that nothing in this Agreement is intended to be, nor shall be deemed to be, an admission of liability or wrongdoing, an admission of the existence of any facts upon which liability or wrongdoing could be based, or a waiver of any defense to any such liability or wrongdoing.

13. Merger. Except as set forth in paragraph 15 below, this Agreement, the Employment Agreement and any employee benefit plans in which Employee is a participant supersede all prior oral and written agreements and communications between the parties regarding the subject matter hereof.

14. Confidentiality. Employee agrees to keep the terms and conditions of this Agreement confidential and not disclose them to any person other than Employee's immediate family, taxing authorities, attorneys, or accountants as necessary or as required by law. Employee understands and agrees that any disclosure in violation of this confidentiality agreement made by or through Employee, or those listed in the preceding sentence, constitutes a material breach of this Agreement. Employee agrees to not introduce this Agreement in any litigation or proceeding involving the Company, except any action to enforce, or challenge the enforceability of, the terms of this Agreement.

15. Mutual Non-Disclosure Agreement. Employee acknowledges that Employee voluntarily entered into a Mutual Non-Disclosure Agreement with the Company dated August 2, 2001, which contains certain understandings and covenants. Employee acknowledges and agrees that (i) the understandings and covenants contained in that agreement are part of this Agreement by incorporation and remain in full force and effect, (ii) such understandings and covenants are supported by separate consideration, and (iii) Employee is fully bound to the continuing obligations under that agreement for the periods specified therein.

16. Breach. If Employee breaches any of Employee's obligations contained in this Agreement, all amounts paid to Employee hereunder or yet to be paid pursuant hereto, shall, at the election of the Company and as consistent with applicable law, be either not paid and forfeited, or if previously paid, returned to the Company. This provision shall not prevent the Company from pursuing its other remedies and seeking damages for breach of this Agreement.

17. Severability. In case any one or more of the provisions of this Agreement should be determined invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby, except by application of the provision of paragraph 20 below.

18. Assignment. No assignment of this Agreement shall be made by Employee, and any such purported assignment shall be null and void.

19. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Minnesota, without regard to conflicts of laws provisions.

20. Savings Clause. Employee agrees that the scope and terms of this Agreement are reasonable and that it is Employee's intent and desire that this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the parties specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law and/or public policy.

21. Voluntary and Knowing Action. Employee acknowledges that Employee has been advised in writing hereby to consult an attorney regarding the terms of this Agreement; that Employee has had the opportunity to be represented by Employee's own attorney; that Employee has read and understands the terms of this Agreement; and that Employee is voluntarily and without duress entering into this Agreement with full knowledge of its implications.

         IN WITNESS WHEREOF, the parties have caused this Separation Agreement and Release to be executed on the date set forth below.

                                iNTELEFILM CORPORATION

                                By:
                                   ---------------------------------------------

                                WebADTV, Inc.

                                By:
                                   ---------------------------------------------



                                ------------------------------------------------
                                   Mark A. Cohn







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